Exhibit 99.C1
575 Madison Avenue
New York, NY 10022-2585
212.940.8800 tel
212.940.8776 fax
February 24, 2009
PDR Services LLC
c/o NYSE Euronext
11 Wall Street
New York, New York 10005
The Bank of New York Mellon
101 Barclay Street
New York, New York 10286

Re:	MidCap SPDR Trust Series 1
Ladies and Gentlemen:
     We have served as counsel to PDR Services LLC as sponsor (the “Sponsor”) of MidCap SPDR Trust Series 1 (hereinafter referred to as the “Trust”). It is proposed that Post-Effective Amendment No. 16 to the Trust’s registration Statement (“Post-Effective Amendment No. 16”) will be filed with the Securities and Exchange Commission (the “Commission”) and dated as of the date hereof in connection with the continued issuance by the Trust of an indefinite number of units of fractional undivided interest in the Trust (hereinafter referred to as the “Units”) pursuant to Rule 24f-2 promulgated under the provisions of the Investment Company Act of 1940, as amended.
     We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor and other documents as we have deemed necessary as a basis for this opinion. With your permission, in such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) except as specifically covered in the opinions set forth below, the due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid, and binding effect thereof on such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreement(s) between the parties that the parties intended a meaning contrary to that expressed by those provisions.
     We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Sponsor. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

NEW YORK	CHARLOTTE	CHICAGO	IRVING	LONDON	LOS ANGELES	PALO ALTO	WASHINGTON, DC	WWW.KATTENLAW.COM
LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN CORNISH LLP
A limited liability partnership including professional corporations

February 24, 2009

     We express no opinion as to matters of law in jurisdictions other than the laws of the State of New York (except for its “Blue Sky” laws) and the federal laws of the United States.
     Except as otherwise expressly set forth in this letter, our opinion is based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.
     Based upon such examination, having regard for legal considerations which we deem relevant, and subject to the qualifications set forth in this letter, we are of the opinion that the Units, when issued by the Trustee in accordance with the terms of the Indenture and Agreement, including the receipt by the Trustee of the consideration required for the issuance of the Units, will be duly and legally issued and will be fully paid and non-assessable.
     This opinion letter is furnished by us, as counsel for the Sponsor, solely for your benefit in connection with the formation of the Trust and the issuance of the Units and may not be used for any other purpose or relied upon by any other person other than you, without our prior written consent.
     We hereby represent that Post-Effective Amendment No. 16 contains no disclosure which would render it ineligible to become effective immediately upon filing pursuant to paragraph (b) of Rule 485 of the Commission.
     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 16 and to the use of our name where it appears in Post-Effective Amendment No. 16 and the Prospectus. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.
Very truly yours,
/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP